Exhibit 10.1

DATED: 27 November 2023

XSIGMA ENTERTAINMENT LIMITED

(“xSigma”)

ZK INTERNATIONAL GROUP CO. LTD.

(“ZK”)

CG MALTA HOLDING LIMITED

(“CG Malta”)

DANIEL ERIC GRAETZER

(“DG”)

PAUL BARRY LEGGETT

(“PL”)

CARRANZA TRADING LIMITED

(“Carranza”)

Settlement Agreement and Release

TABLE OF CONTENTS

CLAUSE	page

1.	DEFINITIONS AND INTERPRETATION	4
2.	EFFECT OF THIS AGREEMENT	5
3.	TRANSFER OF SOFTWARE	5
4.	FULL AND FINAL SETTLEMENT	6
5.	NO ADMISSION	6
6.	SEVERAL LIABILITY	7
7.	LIQUIDATION OF CG MALTA AND ITS SUBSIDIARIES	7
8.	FURTHER ASSURANCE	7
9.	COSTS	7
10.	WARRANTIES AND AUTHORITY	7
11.	INDEMNITIES	7
12.	NOTICES AND OTHER COMMUNICATIONS	7
13.	NON-DISCLOSURE OF INFORMATION	8
14.	CONFIDENTIALITY	9
15.	AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP	9
16.	ENTIRE AGREEMENT	9
17.	GENERAL	9
18.	GOVERNING LAW AND JURISDICTION	10

ANNEX A – AGREED FORM SHAREHOLDERS RESOLUTION

ANNEX B – SOFTWARE

EXHIBIT 1 – software assignment agreement

EXHIBIT 2 – SECURITIES purchase agreement

A SETTLEMENT AGREEMENT AND RELEASE dated               November 2023

BETWEEN:

(1)	XSIGMA ENTERTAINMENT LIMITED, a company registered under the laws of the British Virgin Islands with company registration number 2057319 and having its registered address at OMC Chambers, Wickhams Cay I, Road Town Tortola, British Virgin Islands (hereinafter referred to as “xSigma”);

(2)	ZK INTERNATIONAL GROUP CO. LTD., a company registered under the laws of the British Virgin Islands with company registration number 1873870 and having its registered address at OMC Chambers, Wickhams Cay I, Road Town Tortola, British Virgin Islands, British Virgin Islands (hereinafter referred to as “ZK”);

(3)	CG MALTA HOLDING LIMITED, a private limited liability company registered under the laws of Malta with company registration number C 87174 and having its registered address at Level 3 (Suite No. 2172), Tower Business Centre, Tower Street, Swatar, Malta (hereinafter referred to as “CG Malta”);

(4)	DANIEL ERIC GRAETZER, a holder of British passport number [ ] and residing at [ ] (hereinafter referred to as “DG”);

(5)	PAUL BARRY LEGGETT, a holder of Canadian passport number [ ] and residing at [ ] (hereinafter referred to as “PL”); and

(6)	CARRANZA TRADING LIMITED, a private limited liability company registered under the laws of Malta with company registration number C 88002 and having its registered address at Level 3 (Suite No. 2173), Tower Business Centre, Tower Street, Swatar, Birkirkara BKR 4013, Malta (hereinafter referred to as “Carranza”),

(hereinafter collectively referred to as the “Parties”, and individually as the “Party”).

WHEREAS

(A)	As at the date of this Agreement:

a.	DG and xSigma are shareholders of CG Malta;

b.	xSigma is a wholly owned subsidiary of ZK;

c.	Carranza is a wholly owned subsidiary of CG Malta;

d.	Carranza developed the Software; and

e.	DG is the sole director of CG Malta and Carranza.

(B)	On or about March 2021, CG Malta, DG and xSigma entered into a written shareholders agreement for the purposes of, inter alia, regulating DG and xSigma’s relationship inter se as shareholders of CG Malta (the “Shareholders Agreement”).

(C)	On or about 4th April 2021, CG Malta, xSigma and DG entered into a written subscription for shares agreement in terms of which, inter alia, xSigma agreed to subscribe for, and CG Malta agreed to issue and allot to xSigma, additional shares in CG Malta on the terms and subject to the conditions contained therein (the “Subscription Agreement”).

(D)	Subsequently, CG Malta attempted to hold extraordinary general meetings of the shareholders of CG Malta between the end of 2022 and beginning of 2023 to discuss and resolve upon the dissolution and consequential winding-up of CG Malta, which meetings were objected to by xSigma and not held. During this period, a dispute arose between CG Malta, DG, xSigma and ZK relating to, inter alia, the financial position of CG Malta (the “Dispute”).

(E)	The Parties have agreed that, with effect from the date of this Agreement: (i) in light of the execution by xSigma of the software assignment agreement (a copy of which is attached hereto as Exhibit 1), Carranza shall transfer to xSigma the Software as set out in this Agreement; and (ii) ZK, on an introduction made by inter se, has secured an independent third party investor to execute and deliver a securities purchase agreement (a copy of which is attached hereto as Exhibit 2) in terms of which, inter alia, the independent third party investor has agreed to invest US$5million into ZK on terms negotiated and agreed between such independent third party investor and ZK (the “Securities Purchase Agreement”).

(F)	The Parties have agreed to settle their differences in the manner set out herein and with a view to preventing legal proceedings between them have agreed terms for a compromise in terms of article 1718 of the Civil Code (chapter 16 of the Laws of Malta) by way of full and final settlement of the Dispute and wish to hereby record the terms of that compromise, on a binding basis, in this Agreement.

NOW THEREFORE the Parties hereto hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions where used in this Agreement have the meanings given to them below:

“Agreement”	means this settlement agreement and release in its entirety, including all schedules and annexes thereto (if any);
“Business Day”	means a day other than a Saturday, Sunday or public or bank holiday in Malta;
“Dispute”	shall have the meaning ascribed thereto in recital (E);
“Released Claims”	shall have the meaning ascribed thereto in clause 3.1;
“Shareholders Agreement”	shall have the meaning ascribed thereto in recital (B);
“Software”	means the software located in the private repositories listed in Annex B hereto hosted by BitBucket at https://bitbucket.org/carouselgroup, including its source code and object code and all intellectual property rights vesting in or over the said software;
“Subscription Agreement”	shall have the meaning ascribed thereto in recital (C); and
“Securities Purchase Agreement”	shall have the meaning ascribed thereto in recital (E).

1.2	Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted, with or without amendment.

1.3	Unless there is something inconsistent in the subject or context, words denoting the singular number only include the plural and vice versa; words denoting one gender only include the other genders; words denoting individuals include corporations and vice versa; and references to “person” include a firm, or corporation, or other body of persons.

1.4	Unless the context otherwise requires, a reference to a clause or schedule or annex is to a clause or schedule or annex of or to this Agreement.

1.5	The headings in this Agreement are inserted for convenience only and do not affect its construction or interpretation.

1.6	Where any reference is made to the Parties or any of them procuring any matter, such reference shall be taken as meaning that each relevant Party respectively shall:

i)	exercise all voting rights and powers of control available to him so as to procure, so far as he is able, the relevant matter;

ii)	use his influence with all third parties directly or indirectly under his control to procure, in so far as it is reasonable, that such person will so far as he is able procure such matter; and

iii)	use its reasonable influence with all third parties directly or indirectly under his influence to procure, in so far as it is reasonable, that such a person will so far as it is reasonably able procure such matter.

2.	EFFECT OF THIS AGREEMENT

The conditions set out in this Agreement having been met, this Agreement shall be fully and effectively binding as a compromise in terms of article 1718 et sequitur of the Civil Code on each of the Parties from the date of this Agreement.

3.	TRANSFER OF SOFTWARE

3.1	The Parties unconditionally and irrevocably acknowledge and agree that:

3.1.1	the Software was created in order to operate with intellectual property obtained through a sub-licence which, as at the date of this Agreement, has terminated; and

3.1.2	without the aforementioned sub-licence, the Software is not functional and consequently has no value.

3.2	With effect from the date of this Agreement and in consideration of the sum of €1.00 (one Euro) (the “Transfer Fee”) receipt of which is duly acknowledged, Carranza transfers to xSigma, which accepts, absolutely all of its rights in the Software.

3.3	The Transfer Fee is exclusive of VAT. If the Transfer Fee constitutes the whole or any part of the consideration for a taxable or deemed taxable supply by Carranza, xSigma shall increase that payment by an amount equal to the VAT that is chargeable for the taxable or deemed taxable supply in question, provided that Carranza shall have delivered a valid VAT invoice for the VAT to xSigma.

3.4	The Transfer Fee is paid free and clear of all deductions and withholdings unless the deduction or withholding is required by law. If any deduction or withholding is required by law, xSigma shall pay to Carranza any sum as will, after the deduction or withholding has been made, leave Carranza with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

3.5	The Software is transferred by Carranza to xSigma as-is and Carranza gives no express or implied warranties in relation thereto.

4.	FULL AND FINAL SETTLEMENT

4.1	This Agreement is in full and final settlement of, and with effect from the date of this Agreement, each Party releases, acquits and forever discharges, all and/or any actions, claims, rights, demands and set-offs, whether in Malta or any other jurisdiction, whether or not presently known to the Parties or to the law, and whether in law or in equity, that it has ever had, may have or hereafter can, shall or may have against any other Party arising out of or connected with:

a)	the Dispute;

b)	the underlying facts relating to the Dispute;

c)	the Shareholders Agreement;

d)	the Subscription Agreement;

e)	any other agreement between or act by the Parties or any of them; and

f)	any other matter arising out of or connected with the relationship between the Parties,

(collectively the “Released Claims” and each a “Released Claim”).

4.2	Without prejudice to the generality of clause 4.1, with effect from the date of this Agreement, each Party agrees and covenants not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any other Party any action, suit or other proceeding concerning the Released Claims, in Malta or any other jurisdiction.

4.3	Clauses 4.1 and 4.2 shall not apply to, and the Released Claims shall not include, any claims in respect of any breach of this Agreement or, for the avoidance of doubt, ZK’s rights under the Securities Purchase Agreement.

5.	NO ADMISSION

This Agreement is entered into in connection with the compromise of disputed matters and in the light of other considerations. It is not, and shall not be represented or construed by the Parties as, an admission of liability or wrongdoing on the part of any Party to this Agreement or any other person or entity.

6.	SEVERAL LIABILITY

Unless otherwise expressly agreed in this Agreement, the obligations of the Parties shall be several and not joint.

7.	LIQUIDATION OF CG MALTA AND ITS SUBSIDIARIES

With effect from the date of this Agreement, each Party unconditionally and irrevocably consents to the liquidation of CG Malta and its subsidiaries as soon as reasonably practicable after the signing of this Agreement, and shall contemporaneously with the execution of this Agreement, execute the written shareholders’ resolution in the agreed form attached to this Agreement as Annex A.

8.	FURTHER ASSURANCE

Each Party shall co-operate with the others and execute and deliver to the others such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

9.	COSTS

Each Party shall bear and pay its own legal, accountancy and other fees and expenses incurred in and incidental to the preparation and implementation of this Agreement.

10.	WARRANTIES AND AUTHORITY

10.1	Each Party warrants and represents that it has not sold, transferred, assigned or otherwise disposed of its interest in the Released Claims.

10.2	Each Party warrants and represents to the other Parties that is has the full right, power and authority to execute, deliver and perform this Agreement, including without limitation with respect to the release and agreement not to sue contained in clause 4 and the indemnities contained in clause 11.

11.	INDEMNITIES

Each Party hereby indemnities, and shall keep indemnified, the other Party against all costs and damages (including the entire legal expenses of the Parties) incurred in all future actions, claims and proceedings in respect of any of the Released Claims which it may bring against the other Party.

12.	NOTICES AND OTHER COMMUNICATIONS

12.1	Any notice or other document to be served under this Agreement must be in English and in writing and may be delivered or sent by email to the relevant Party to be served at its address and/or email address appearing below or at such other address and/or email address as a Party may have notified to the other Parties in accordance with this clause:

For ZK
Email address:	[ ]
Address:	c/o Zhejiang Zhengkang Industrial Co., Ltd.
No. 678 Dingxiang Road, Binhai Industrial Park
Economic & Technology Development Zone
Attention:	Jiancong Huang

For xSigma
Email address:	[ ]
Address:	c/o Zhejiang Zhengkang Industrial Co., Ltd.
No. 678 Dingxiang Road, Binhai Industrial Park
Economic & Technology Development Zone
Attention:	Jiancong Huang

For CG Malta
Email address:	[ ]
Address:	Level 3 (Suite No. 2172), Tower Business Centre, Tower Street, Swatar, Malta
Attention:	Daniel Graetzer

For DG
Email address:	[ ]
Address:	[ ]

For PL
Email address:	[ ]
Address:	[ ]

For Carranza
Email address:	[ ]
Address:	Level 3 (Suite No. 2173), Tower Business Centre, Tower Street, Swatar, Birkirkara BKR 4013, Malta
Attention:	Daniel Graetzer

12.2	Notices shall be deemed to have been received in the case of an email at the time of dispatch thereof and in the case of a letter within one (1) Business Day of dispatch provided they are properly addressed and mailed.

12.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the email message was properly addressed and dispatched, as the case may be.

13.	NON-DISCLOSURE OF INFORMATION

Save as required by law to which any of the Parties are bound and as required for the purposes of the implementation of this Agreement but subject to the confidentiality undertakings in clause 14, none of the Parties shall divulge or communicate to any person (except for the benefit of the business of the Company or if legally obliged to do so) or use or exploit for any purpose whatever any of the trade secrets or confidential knowledge or confidential information or any financial or trading information relating to the other Parties which the relevant Party receives or obtains as a result of entering into this Agreement, and shall use its reasonable endeavours to prevent its employees from doing so. This restriction shall continue to apply after the expiration or termination of this Agreement without limit in point of time, but shall cease to apply to knowledge or information which is in or may properly come into the public domain through no fault of the Party concerned.

14.	CONFIDENTIALITY

The Parties agree to keep the terms of this Agreement confidential and shall not disclose its terms to any other person other than (i) with the prior written consent of all the Parties, or (ii) where disclosure is required by a Party to defend itself against any demands, claims, action and/or proceedings, or (iii) where required by law or by rules and regulations applicable to a Party in its jurisdiction of incorporation or in any other jurisdiction within which it operates; or (iv) where the disclosure is ordered by a court of law; or (v) where the disclosure is made in connection with the potential sale of any incorporated Party subject however to appropriate non-disclosure agreements being put in place between the disclosing Party and the third party, provided that any such permitted disclosure, subject to applicable law, shall not include the disclosure of any personal details (including without limitation residential address or personal email address) of any Party and, notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be permitted to disclose the contents of the software assignment agreement (attached hereto as Exhibit 1) and/or the Securities Purchase Agreement (attached hereto as Exhibit 2). This restriction shall continue to apply after the expiration or termination of this Agreement without limit in point of time, but shall cease to apply to knowledge or information which is in or may properly come into the public domain through no fault of the Party concerned.

15.	AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and none of the Parties shall have any authority to bind the others in any way.

16.	ENTIRE AGREEMENT

16.1	This Agreement (together with any documents referred to herein or therein or required to be entered into pursuant to this Agreement) constitutes the entire agreement between the Parties with regard to the subject matter of this Agreement and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between the Parties, whether written or oral, relating to its subject matter.

16.2	Each Party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

16.3	No amendment or variation of this Agreement shall be valid and effective unless it is in writing and signed by or on behalf of each of the Parties.

17.	GENERAL

17.1	None of the Parties shall be entitled to assign this Agreement or any of its rights and obligations contained in this Agreement.

17.2	This Agreement may be executed as two or more counterparts and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement.

17.3	If any part of this Agreement is found by a court of competent jurisdiction or other competent authority to be invalid or unenforceable then such part will be severed from the remainder of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law. In the event of a holding of invalidity so fundamental as to prevent the accomplishment of the purpose of this Agreement, the Parties shall promptly commence good faith negotiations to remedy such invalidity.

17.4	No failure or delay by a Party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

17.5	Any waiver, release or compromise or any other arrangement of any kind whatsoever which any Party gives or enters into with any other Party in connection with this Agreement shall not affect any right or remedy of that Party as regards any other Parties or the liabilities of any other such Parties under or in relation to this Agreement.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement shall be governed by and construed in accordance with the laws of Malta.

18.2	All disputes or differences which at any time arise between the Parties to this Agreement or its construction or effect or the rights, duties, liabilities of the Parties under or by virtue of it or otherwise any matter in any way connected with or arising out of the subject matter of this Agreement shall, unless capable of being settled amicably between them, be referred to the Courts of Malta which are agreed to be exclusively competent to determine such matters.

This Agreement has been entered into on the date shown on the first page.

/s/ Jiancong Huang	/s/ Jiancong Huang
For and on behalf of: XSIGMA ENTERTAINMENT LIMITED Capacity: Director Who warrants authority	For and on behalf of: ZK INTERNATIONAL GROUP CO. LTD. Capacity: Director Who warrants authority

/s/ Daniel Eric Graetzer	/s/ Daniel Eric Graetzer
For and on behalf of: CG MALTA HOLDING LIMITED Capacity: Director Who warrants authority	DANIEL ERIC GRAETZER

/s/ Paul Barry Leggett	/s/ Daniel Eric Graetzer
PAUL BARRY LEGGETT	For and on behalf of: CARRANZA TRADING LIMITED Capacity: Director Who warrants authority

ANNEX A – AGREED FORM SHAREHOLDERS RESOLUTION

ANNEX B – SOFTWARE

EXHIBIT 1

SOFTWARE ASSIGNMENT AGREEMENT

EXHIBIT 2

SECURITIES PURCHASE AGREEMENT